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                                                                  Exhibit (d)(6)


                             SHARE OPTION AGREEMENT

                             NUR Macroprinters Ltd.
           12 Abba Hilel Silver St., P.O. Box 1281, Lod 71111, Israel

NUR Macroprinters Ltd. (the "Company") is pleased to inform you that as an employee of its subsidiary or affiliate ___________________________________
(hereinafter: the "Employer"), you have been selected to receive stock options to purchase shares of common stock of Nur Macroprinters Ltd. according to the terms and conditions hereinafter provided. The terms and conditions of the companies stock option plan, applicable hereto, are as set forth in the document 1997 Stock Option Plan (as amended).

Date: ________________
To: __________________
Address: _________________________________________

1.       Grant of Option

1.1      Date of Grant: ______________

1.2      Exercise price:  _________

1.3      Share price on date of grant:  _________

1.4 The Optionee is aware that the Company intends to issue additional Shares or other securities convertible into Shares, in the future to various entities and individuals, as the Company at its sole discretion shall determine.

2.       Vesting
         The options shall vest and become exercisable according to the following schedule:


      ______________________________________________________________________________________________________________

                          Number granted                                           Vesting date
      ______________________________________________________________________________________________________________

      ______________________________________________________________________________________________________________

      ______________________________________________________________________________________________________________

      ______________________________________________________________________________________________________________

      ______________________________________________________________________________________________________________


3.       Period of Option and Conditions for Exercise

3.1 The term of this Agreement shall commence on the date hereof (the "Date of Grant") and terminate at the Expiration Date (as defined in Section 5 below), or at the time at which the Option expires earlier thereto pursuant to the terms of the Plan or pursuant to this Agreement.

3.2 The Options shall vest in the Employee on the respective vesting date, provided the Optionee is still an employee of the Employer (or an affiliate thereof) at said date. The options may thereafter be exercised until the Expiration date (as hereinafter defined), subject to the provisions of Section 3.3 or other applicable conditions of the Plan.

3.3 Subject to the provisions of Section 3.4 below, in the event of termination of the Optionee's employment with the Employer or any of its affiliates, all Options granted to him will





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         immediately expire. A notice of termination of employment by either the
         Employer or the Optionee shall be deemed to constitute termination of employment.

3.4 An Option may nevertheless be exercised within an additional period after the date of termination of Optionee's employment with the Employer or any affiliate thereof, but only with respect to the number of Options already vested at the date of such termination, and provided such period shall not exceed the period during which the Options by their terms would otherwise have been exercisable, if: (i) prior to the date of such termination, the Committee shall authorise an extension of the terms of all or part of the Options beyond the date of such termination, (ii) termination is without Cause (as defined below), in which event any Options still in force and unexpired may be exercised within a period of three (3) months from the date of such termination, but only with respect to the number of Option Shares already vested at the date of such termination, (iii) termination is the result of death or disability of the Optionee, in which event vested Options may be exercised within a period of twelve (12) months from the date of termination. The term "Cause" shall include the serious cause as defined in Article 35 of the European Law of July 3, 1978.

3.5 The Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up one-half or more, or otherwise rounded down, to the nearest whole number.

4.       Method of Exercise

         Options shall be exercised by the Optionee by giving written notice to the Company, with the form designed therefor ("Exercise Notice"), together with payment of the Exercise Price due in US dollars for the exercised Option Shares.

5.       Termination of the Options

5.1 Except as otherwise stated in this Agreement, the Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of:

            (i)    the date set forth in Section 2; or

            (ii) the expiration of any extended period in any of the events set forth in Section 3.4 above (and such earlier date shall be hereinafter referred to as the "Expiration Date").

5.2 Without derogating from the above, the Committee may, with the prior written consent of the Optionee, from time to time cancel all or any portion of the Options then subject to exercise, and the Company's obligation in respect of such Options may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the fair market value of the Option Shares pertaining to such cancelled Options (after deduction of any taxes or social security contributions due, if any), at the date of such cancellation, over the aggregate purchase price of such Option Shares, (ii) the issuance or transfer to the Optionee of Shares, or other securities of the Company, with a fair market value at the date of such transfer equal to any such excess, or
         (iii) a combination of cash and Shares (or other securities) with a combined value equal to any such excess, all determined by the Committee at its sole discretion.



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6.       Adjustments

6.1 If the Company is separated, reorganised, merged, consolidated or amalgamated with or into another corporation while unexercised Options remain outstanding under the Plan, there shall be substituted for the Option Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the separated, reorganised, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such Option Shares, and appropriate adjustments shall be made in the Exercise Price to reflect such action. However, subject to any applicable law, in the event that the successor corporation does not agree to assume the award as aforesaid, the Vesting Period, as set forth in section 4 above, shall be accelerated so that any unexercisable or unvested portion of the outstanding Options shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the change in control.

6.2 If the Company is liquidated or dissolved while unexercised Options remain outstanding, then all such outstanding Options may be exercised in full by the Optionee as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions hereof, by the Optionee giving notice in writing to the Company of his/her intention to so exercise.

6.3 If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, re-capitalisation, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Option therefore granted, and the Exercise Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Exercise Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock, all as will be determined by the Board whose determination shall be final.

7. Rights Prior to Exercise of Options and Limitations after Purchase of Option Shares

7.1 The Optionee shall not have any of the rights or privileges of shareholders of the Company in respect of any Option Shares purchasable upon the exercise of any part of an Option until registration in the Company's register of members of the Optionee as holder of such Option Shares.

7.2 No Option purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of the Optionee's rights to purchase Option Shares hereunder shall be exercisable only by the Optionee.

7.3 The Optionee shall not dispose of any Option Shares in transactions which violate, in the opinion of the Company, any applicable rules and regulations.

8.       Governmental Regulations

         The Plan, and the granting and exercise of the Options thereunder, and the Company's obligation to sell and deliver the Option Shares or cash under the Options, are subject to all applicable laws, rules and regulations, whether of Belgium, or of the United States of America, or of any other country or state having jurisdiction over the Company and the Optionee, including the registration of the Option Shares under the United States Securities




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         Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.       Tax Consequences

         Any tax and/or social security consequences arising from the grant or exercise of any Option, from the payment for Option Shares covered thereby or from any other event or act (of the Company, the Employer or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or the Employer shall withhold taxes (and if required, social security payments) according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or the Employer and hold them harmless against and from any and all liability for any such tax or social security payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or social security payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

         The Committee shall not be required to release any Share certificate or other confirmation of share ownership to an Optionee until all required payments have been fully made.

10.      Continuance of Employment

10.1 Nothing in this Agreement shall be construed to constitute an employment agreement with Nur Macroprinters Ltd. Furthermore, without limiting the validity of the provision immediately preceding, nothing in this Agreement shall be construed to impose any obligation on the Company, the Employer or an affiliate thereof to continue the Optionee's employment with it, to confer upon the Optionee any right to continue in the employ of the Employer (or an affiliate thereof, if applicable), or to restrict the right of the Employer or an affiliate thereof to terminate such employment at any time.

10.2 The rights and obligations of an Optionee under the terms of his employment agreement with the Employer or any affiliate shall not be affected by the grant of an Option.

10.3 The rights granted to an Optionee upon the grant of an Option shall not afford the Optionee any rights to additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Employer or any affiliate for any reason whatsoever.

         An Optionee shall not be entitled to any compensation of damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his office or employment with the Employer and or affiliate for any reason (including, without limitation, any breach of contract by his Employer) or in any circumstances whatsoever.



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11.      Miscellaneous

11.1 This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereof.

11.2 Any notice required or permitted under this Option Agreement shall be deemed to have been duly given if delivered or mailed, if delivered by certified or registered mail or return receipt requested, either to the Optionee at his or her address set forth above or such other address as he or she may designate in writing to the Company at the address set forth above or such other address as the Company may designate in writing to the Optionee, within one week.

11.3 This Agreement exclusively concludes all the terms of the Optionee's rights to the Options, and annuls and supersedes any other agreement, arrangement or understanding, whether oral or in writing, relating to the grant of the Options to the Optionee by the Company or the Employer. Any modification of this Agreement will be valid only if made in writing and signed by both the Optionee and the Company's authorised representative and has received the approval of the Board.


IN WITNESS WHEREOF, the Company executed this Option Agreement in duplicate on the date first mentioned above.


                                             NUR Macroprinters Ltd.

                                             By: __________________


The undersigned hereby acknowledges that he/she has received a copy of the 1997 Stock Option Plan (as amended) and accepts and agrees to all terms and provisions of the foregoing Agreement.

                                             ____________________
                                             The Optionee

Date:_________________                       Name:



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Form of Exercise Notice:




                               NOTICE OF EXERCISE




To
Nur Macroprinters Ltd.
12 Abba Hilel Silver St.
P.O. Box 1281
Lod 71111
Israel


Date:_____________




                    Re: Notice of Exercise of Share Options



I hereby inform you that in accordance with terms of the agreement entered into between Nur Macroprinters Ltd. and myself, effective as from
(date)___________________, I hereby notify that I wish to exercise (no. of options)_____ options for (no. of shares) ______ of Ordinary Shares of NIS 1.0 par value in Nur Macroprinters Ltd.


I confirm that I have paid the exercise price in accordance with the terms of said agreement, for the number of options exercised to yourselves, in the following manner:
(detail)________________________________________________________________
________________________________________________________________________



Yours truly,



___________________                       _______________
Employee                                  Date
Name: _____________




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